Exhibit 10.27

KITE REALTY GROUP TRUST

EXECUTIVE BONUS PLAN

1.                                                                                      PURPOSE.

The purpose of this Plan is to provide for bonuses to motivate and reward eligible key executives who through industry, ability and exceptional service, contribute materially to the success of Kite Realty Group Trust.

2.                                                                                      DEFINITIONS.

When used herein the following terms shall have the following meanings:

(a)                                  “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended, including, without limitation, any subsidiary.  Notwithstanding the foregoing, the persons listed on Exhibit A, as such Exhibit A is updated from time to time by the Company, shall not be affiliates of the Company.

(b)                                 “Beneficiary” means the beneficiary or beneficiaries designated by a Participant pursuant to paragraph 5 below to receive the amount, if any, payable under the Plan upon the death of the Participant.

(c)                                  “Board of Trustees” means the Board of Trustees of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

(e)                                  “Company” means Kite Realty Group Trust.

(f)                                    “Committee” means the Compensation Committee of the Board of Trustees.  Members of the Committee are not eligible to participate in the Plan.

(g)                                 “Covered Employee” means a Participant who is a Covered Employee within the meaning of Section 162(m)(3) of the Code.

(h)                                 “Effective Date” means August 16, 2004.

(i)                                     “Employee” or “Eligible Employee” means an employee with the title of Senior Vice President or higher, who is employed by the Company or its Affiliate at the end of the Plan Year and who has been designated by the Committee as eligible to receive awards hereunder;

provided, however, that if in the judgment of the Committee an Employee has made an outstanding contribution to the Company, the Employee or the Employee’s Beneficiary may receive a pro rata bonus award notwithstanding the fact that Employee’s employment terminated before the end of the Plan Year.

(j)                                     “Participant” means any Eligible Employee who has been awarded a bonus under paragraph 3 below.

(k)                                  “Performance Goal” means a performance goal based on business criteria established by the Committee in accordance with paragraph 3.

(l)                                     “Plan” means this bonus plan for key executives of Kite Realty Group Trust, as the same may be amended from time to time.

(m)                               “Plan Administrator” means the Committee, or such other committee consisting of two or more officers of the Company as the Committee may designate to administer the Plan with regard to Employees who are not officers of the Company.

(n)                                 “Plan Year” means the fiscal year of Kite Realty Group Trust which as of the Effective Date is the calendar year.

3.                                                                                      AMOUNT OF BONUS FUND AND ALLOCATION THEREOF.

(a)                                Amount of Fund.  The Committee will determine the amount of the bonus fund available for bonuses for any Plan Year.

(b)                                 Allocation.  The Committee shall determine in its sole discretion the allocation of individual bonus awards for Eligible Employees by adopting an Appendix to the Plan establishing each Eligible Employee’s allocation of the bonus fund and the relevant Performance Goals and business criteria for each Eligible Employee.  Any such allocation of bonus awards shall comply with paragraph 3(d).

(c)                                  Adjustments.  Performance Goals shall be subject to such adjustments as determined by the Committee to be appropriate (i) in conjunction with an acquisition by the Company or an Affiliate, (ii) in conjunction with any share offering by the Company or (iii) for changes in accounting principles and/or other items that are required by generally accepted accounting principles (“GAAP”) to be separately disclosed in the Company’s or each Affiliate’s financial statements.

(d)                                 Covered Employees.

(i)                                     If and to the extent that the Committee determines that a bonus to be granted under the Plan to a Participant who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such award shall be contingent upon achievement of Performance Goals based on one or more of the following business criteria for the Company, on a consolidated basis, and/or specified Affiliates or business units of the Company (except with respect to the total shareholder return and earnings per share criteria): (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to shareholders’ equity; (15) revenue; (16) funds from operations (FFO) and (17) acquisitions.

(ii)                                  In the case of bonuses granted to Covered Employees under this paragraph 3(d), Performance Goals shall be established not later than 90 days after the beginning of any performance period applicable to the bonus, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).  In addition, the maximum value of a bonus awarded under the Plan to a single Covered Employee may not exceed $2,000,000 per Plan Year.

(iii)                               Prior to payment of any bonus amount under the Plan to a Covered Employee, the Committee shall certify in writing that the Performance Goal(s) and all other material terms stated herein have been attained.  For this purpose, the approved minutes of a Committee meeting in which a certification is made shall be treated as a written certification.

4.                                                                                      PAYMENT OF AWARDS.

(a)                                  Payment of Participants’ Awards.  Settlement of bonuses awarded under the Plan shall be in cash, common shares of the Company, or other share-based awards awarded under an equity incentive plan of the Company, in the discretion of the Committee.

(b)                                 Reduction of Bonuses.  The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with a bonus based on the performance of the Employee.

(c)                                  Forfeiture of Bonuses.  The Committee shall specify the circumstances in which a bonus awarded under the Plan shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a Plan Year or settlement of the bonus.  An approved leave of absence shall not be considered a termination of employment for purposes of eligibility to receive bonuses under the Plan.

5.                                                                                      DESIGNATION OF BENEFICIARIES.

Each Participant shall file with the Plan Administrator a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death.  A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan Administrator.  The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

6.                                                                                      ADMINISTRATION.

(a)                                  The Committee shall have full power and authority to construe, interpret and administer the Plan.  All decisions, actions or interpretations by the Committee shall be final, conclusive and binding upon all parties.  If any person objects to any such decision, action or interpretation, formally or informally, the expenses of the Committee and its agents and counsel shall be chargeable against any amounts due the Participant under the Plan.

(b)                                 To the maximum extent permitted by applicable law, current and past members of the Board of Trustees or Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which such member may be or become a party or in which such member may be or become involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such member in settlement thereof (with the Company’s written approval) or paid by such member in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of such member’s lack of good faith.  Indemnification pursuant to this provision is subject to the condition that, upon the institution of any claim, action, suit, or proceeding against such member, such member shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on such member’s behalf.  The foregoing right of indemnification shall not be exclusive of any other right to which such member may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify or hold such member harmless.

7.                                                                                      AMENDMENT OR TERMINATION.

(a)                                  The Committee reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of any Participant or Beneficiary.

(b)                                 Notwithstanding paragraph 7(b), no modification of the Plan by the Committee without approval of the shareholders will materially increase the maximum amount allocated to a Covered Employee or render any member of the Committee eligible for a bonus award.  In addition, any modification to the material terms of the Plan (i.e., employees eligible, business criteria on which the Performance Goal is based, or maximum amount of bonus payable) shall require shareholder approval prior to the payment of any benefit.

8.                                                                                      GENERAL LIMITATIONS AND PROVISIONS.

(a)                                  The Company or its Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to a bonus awarded hereunder.

(b)                                 Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or affect the right of the Company to dismiss or terminate or modify the compensation or benefits of any Employee.  The adoption of the Plan shall not constitute a contract between the Company and any Employee.  No Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Company except as otherwise determined by the Board.

(c)                                  If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due him or her or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Company, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Plan and the Company.

(d)                                 Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any such time such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then the Committee, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of them, in such manner and proportion as the Committee may deem proper.

(e)                                  The Participant shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Employee or any other person.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid in cash from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts.

(f)                                    The Plan shall be governed by and construed in accordance with the laws of the State of Maryland (but excluding the choice of law rules thereof).

EXHIBITS TO THE EXECUTIVE BONUS PLAN*

Exhibit A	Exclusion From Affiliates

*      The registrant agrees to furnish, supplementally, a copy of omitted Exhibit A upon request.